                                   AGREEMENT

                                    BETWEEN

                         U.S. BANK NATIONAL ASSOCIATION

                                      AND

                            HAWAIIAN AIRLINES, INC.





                            EFFECTIVE DATE: 12/31/99

                               TABLE OF CONTENTS

1.  DEFINITIONS .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

2.  HONORING CARDS   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6

3.  CONFIDENTIAL INFORMATION   . . . . . . . . . . . . . . . . . . . . . . . 12
4.  RESTRICTED CARD LIST   . . . . . . . . . . . . . . . . . . . . . . . . . 13
5.  RETURNED UNUSED TICKETS; CREDIT ADJUSTMENT  . . . . . . . . . . . . .  . 14
6.  SUBMISSION OF SALES SLIPS AND CREDIT SLIPS  . . . . . . . . . . . . .  . 14
7.  MAGNETIC TAPE OR ELECTRONIC TRANSMISSION   . . . . . . . . . . . . . . . 17
8.  CHARGEBACKS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. 18
9.  WARRANTIES AND REPRESENTATIONS. . . . . . . . . . . . . . . . . . . . .. 19
10. SERVICE MARKS AND TRADEMARKS   . . . . . . . . . . . . . . . . . . . . . 21
11. AUDIT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. 21
12. DISPUTES WITH CARDHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . 21
13. ASSIGNMENT; DELEGATION OF DUTIES   . . . . . . . . . . . . . . . . . . . 22
14. INDEMNIFICATION   . . . . . . . . . . . . . . . . . . . . . . . . . . .. 22
15. TERMINATION AND WAIVER  . . . . . . . . . . . . . . . . . . . . . . . .. 23
16. NOTICES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. 23
17. GOVERNING LAW   . . . . . . . . . . . . . . . . . . . . . . . . . . . .. 24
18. RULES AND  REGULATIONS . . . . . . . . . . . . . . . . . . . . . . . . . 24
19. REIMBURSEMENT BY CARRIER  . . . . . . . . . . . . . . . . . . . . . . .. 24

20. COST AND EXPENSES  . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
21. ENTIRETY   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
22. EXCLUSIVITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
23. TERM   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
24. ASSISTANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. 26
25. REPORTING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
26. GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. 29
27. REMEDIES CUMULATIVE . . . . . . . . . . . . . . . . . . . . . . . . . .. 29
28. CONFIDENTIALITY   . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
29. CONSENT TO JURISDICTION  . . . . . . . . . . . . . . . . . . . . . . . . 30

SCHEDULES

SCHEDULE 1   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . S-1-1
SCHEDULE 2   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . S-2-1

                                   AGREEMENT

         This AGREEMENT (hereinafter the "Agreement") made as of December 31, 1999 by and between:

         o HAWAIIAN AIRLINES, INC., a corporation organized under the laws of the State of Hawaii and having its place of business at 3375 Koapaka Street, Honolulu, Hawaii 96819 (hereafter "Carrier"); and

         o U.S. BANK NATIONAL ASSOCIATION, a national banking association with its principal office located at 601 Second Avenue South, Minneapolis, Minnesota 55402 (hereafter "Bank").

         WITNESSETH:

         WHEREAS, Carrier, a certified air carrier engaged in the transportation of passengers by air, desires to make available to its customers a convenient means of purchasing air transportation, both on a current and time payment basis, through the use of Cards (as such term and other capitalized terms used herein are defined in Section 1); and

         WHEREAS, Bank is a member of certain Card Associations and is qualified to develop contractual relationships with merchants such as Carrier who wish to honor Cards which bear the service marks of the Card Associations; and the Card Associations contemplate that Cards will be issued by financial institutions who are members in the respective systems and that such Cards will be honored by carriers who have signed agreements with member financial institutions; and

         WHEREAS, Carrier and Bank are parties a certain agreement dated as of July 18, 1994 (the "1994 Agreement") concerning Carrier's participation in this system; and

         WHEREAS, Carrier and Bank wish to amend the 1994 Agreement concerning participation in this system with respect to Cards bearing the service mark of the Card Associations.

         THIS AGREEMENT amends the 1994 Agreement and establishes the terms and conditions pursuant to which Carrier may honor the Cards in connection with Card sales and the method of receiving payment or credit from Bank for the Sale Slips and/or Credit Slips which are generated as a result of such sales.

1.       DEFINITIONS

             For the purpose of this Agreement, the terms below shall have the following meanings:

         a. Account-Number-Verifying Terminal -- A point-of-transaction terminal capable of (i) reading the account number encoded on the magnetic stripe, (ii) comparing the last four digits of the encoded account number to the manually key-entered last four digits of the embossed account number, and (iii) transmitting the full, unaltered contents of the magnetic stripe in the Authorization message.

         b. Agent -- A business organization duly licensed (if so required) and authorized to perform functions of a travel agent who is not an employee of Carrier and who has been duly designated, appointed and authorized by Carrier to act as a travel agent on behalf of Carrier.

         c. ARC -- Airlines Reporting Corporation.

         d. Authorization -- The process through which Carrier determines whether there is sufficient credit available via a Card Association to cover the particular Cardholder transaction for which Authorization is sought. Authorization shall not mean that payment to Carrier is guaranteed since the authorized Cardholder transaction will remain subject to Card Association Operating Regulations, as applicable, and to all of the representations, warranties, terms and conditions made and agreed to by Carrier under this Agreement.

         e. Business Day -- Any weekday, Monday through Friday, except when any such day is a legal holiday recognized by Bank.

         f. Card -- Any card with respect to MasterCard International Incorporated, Visa U.S.A., Inc. or Visa International or other cards bearing the service mark of MasterCard International, Inc., Visa U.S.A., Inc. or Visa International or any other national card association designated by the Bank.

         g. Card Associations -- Visa U.S.A. Inc., Visa International, Inc., MasterCard International Incorporated and any other national card association designated by the Bank.

         h. Card Issuer -- Any bank or financial institution that is a member of a Card Association and issues a Card bearing the service marks of such Card Association.

         i. Cardholder -- Any person who has been issued or authorized to use a Card and has signed such card on the panel on the reverse side of the Card.

         j. Chargeback -- Any return to Bank or Carrier of, or, if the context so requires, the act of returning, a previously processed Sales Slip or Credit Slip as a result of application of Card Association Operating Regulations, as applicable, including, without limitation, any violation thereof or Carrier's failure to provide goods or services to Cardholders, or as otherwise provided by this Agreement. In the case of Carrier, the use of the term "Chargeback" in a particular context may mean the Carrier's reimbursement (whether a credit or debit) to Bank of amounts paid by Bank on account of Chargebacks.

         k. Credit Slip -- A form or electronic record approved by Bank which is used to evidence a refund or adjustment of a purchase made through the use of a Card, and which will be credited to a Cardholder account.

         l. Deposit -- The aggregate of (a) Reserved Funds and (b) any cash deposited by Carrier with Bank, and all additions thereto made from time to time and all monies, securities, investments and instruments purchased therewith and all interest, profits and/or dividends accruing thereon and proceeds thereof.

         m. ECCB -- As defined in Section 6.2.

         n. Electronic Data Capture or "EDC" -- Any means by which payment information (e.g. Sales Slip or Credit Slip) is transmitted electronically to Bank for processing.

         o. Effective Date -- The date on or by which both Carrier and Bank have duly executed and delivered to one another this Agreement, which upon such execution and delivery shall be deemed to be the date stated in the opening paragraph of this Agreement and identified as the Effective Date on the cover page hereof.

         p. Floor Limit -- A dollar amount established for a single transaction for which Authorization must be obtained by Carrier from Bank. The Floor Limit, which may be changed from time to time, initially shall be $500.00 for all transactions, except those generated by Carrier's ticket sale locations and Agent locations equipped with electronic Authorization capabilities, or telephone or mail orders, handwritten or hand-printed transactions, in which case the Floor Limit shall be zero. A zero Floor Limit means that Carrier shall obtain Authorization for each instance of a sales transaction. Bank shall give Carrier at least thirty (30) days notice in the event that a Card Association revises these Floor Limits. All Card sales made to an individual Cardholder at any one Carrier or Agent location on any one day through use of a Card shall constitute one transaction to which the Floor Limit applies.

         q. Internet Transactions -- Those Card transactions Carrier may enter into over the internet once approved under secured electronic transfer standards promulgated by the National Institute of Weights and Measures, or such other security standards which are acceptable to Bank.

         r. Magnetic-Stripe-Reading Terminals -- A terminal at the point of transaction which is capable of reading the magnetic stripe on a Card.


         s. Net Activity -- For any day on which funds are to be remitted to Carrier under Section 6.2 hereof, the net aggregate amount of (i) the aggregate amount of the Sales Slips submitted to Bank one Business Day prior to such date of remittance of funds, plus (ii) adjustments in favor of Carrier, minus (iii) outstanding Credit Slips, Chargebacks to Carrier for which Bank has not been reimbursed, adjustments in favor of Bank, reimbursements to Bank, fees owed to Bank and the processing fees set out in Schedule 1 hereto and any other obligations of Carrier to Bank, minus (iv) any net addition to Reserved Funds on such date (or plus any net subtraction from Reserved Funds on such date).

         t. Operating Regulations -- The operating regulations of a Card Association as amended or supplemented from time to time.

         u. Reference Rate -- The rate publicly announced by the Bank from time to time as its "reference rate"; the Bank may lend to its customers at rates that are at, above, or below the Reference Rate.

         v. Reserved Funds -- All funds paid to Bank by a Card Association on account of Sales Slips submitted to the Bank by Carrier pursuant to this Agreement and held by Bank pursuant to the terms and conditions of this Agreement, including, without limitation, amounts held by Bank pursuant to the provisions of Schedule 2 hereto.

         w. Restricted Card List -- Those printed warning notices, tape, or electronic media provided by a Card Association and published by or on behalf of a Card Association, containing the account numbers of Cards which should not be honored.

         x. Retained Documents -- As defined in Section 7.2.

         y. Sales Slip -- A form or electronic record approved by Bank which is used to evidence Travel Costs purchased by a Cardholder through the use of a Card. The standard airline industry form will be an approved form.


         z. Settlement Account -- A deposit account at a financial institution designated by Carrier as the account to be debited and/or credited, as applicable, for the Net Activity of Card transactions. Such account shall be maintained in an office of such financial institution located in the United States of America.

         aa. Submission Date -- As defined in Section 6.2.

         bb. Transaction Date -- The actual date on which the Cardholder purchases goods or services, or a Credit Slip is issued from the Carrier through use of a Card.

         cc.Travel Costs -- Any one, or any combination of, the following items:

                  (1) the purchase of a ticket for air travel over the lines of Carrier;

                  (2) the purchase of a ticket for air travel over the lines of other carriers;

                  (3) the payment of airport taxes, fees and surcharges in connection with the purchase of any item specified in this section;

                  (4) the payment of excess baggage and other baggage charges;

                  (5) the purchase of air freight and air cargo services offered by Carrier;

                  (6) the purchase of small package delivery services offered by Carrier;

                  (7) the purchase of land, water and car rental travel services (including accommodations) on tours sold by or through Carrier in conjunction with the furnishing of air travel;

                  (8) the purchase of air travel for pets;

                  (9) the payment of dues associated with Carrier's airport or other club system;

                  (10) the purchase of goods sold and delivered on, or in association with, Carrier's flights; and

                  (11) goods sold via direct mail catalog or by direct mail by Carrier.

         Travel Costs shall also mean such other goods or services as Carrier and Bank may agree to include in writing. Travel Costs shall not include charter services.

     2.  HONORING CARDS

         2.1 Carrier will honor all valid Cards as set out in Section 2.3 when properly presented by a Cardholder as payment for Travel Costs and shall accord Cardholders the same service and privileges as other similarly eligible customers. Neither Carrier nor any Agent will impose a surcharge for purchases made with the Card. Neither Carrier nor any Agent shall establish minimum or maximum transaction amounts as a condition for honoring Cards, nor shall any surcharge be imposed. Any tax required to be collected by the Carrier must be included in the total transaction amount and not collected separately in cash.

          2. 2 Carrier shall use reasonable efforts to cause all Agents located in the United States of America and, at Carrier's option, elsewhere to permit Cardholders to charge Travel Costs only in accordance with the terms and conditions of this Agreement and in compliance with Card Association Operating Regulations. Carrier shall use reasonable efforts to cause compliance by Agents with all of the terms and conditions of this Agreement to be performed by Carrier or Agents. Carrier shall be responsible for: (a) any failure by any Agent in performing the applicable provisions of this Agreement; and (b) the settlement of Sales Slips and Credit Slips completed by Agents.

          2.3 Before honoring a Card, Carrier or Agent shall do the following to determine whether the Card is valid: (a) examine the format of each Card presented in connection with a purchase for authenticity and confirm, by checking the effective date and the expiration date as stated on the face of the Card, that the Card has become effective and has not expired; and (b) obtain Authorization if required pursuant to Section 2.5. Neither the Carrier nor any Agent shall impose a requirement on Cardholders to provide any personal information such as a home or business telephone number, home or business address, driver's license number, or a photocopy of a driver's license as a condition for honoring Cards unless such information is required under specific circumstances cited in this Agreement. Notwithstanding the foregoing, with respect to transactions that are not conducted face-to-face, Carrier may request from a Cardholder the information necessary to complete an address verification service request. Neither the Carrier nor any Agent shall make a photocopy of a Card under any circumstances, nor shall a Cardholder be required to provide a photocopy of the Card as a condition for honoring the Card. Neither the Carrier nor any Agent shall require a Cardholder, as a condition for honoring the Card, to sign a statement that in any way waives the Cardholder's rights to dispute the transaction with the Bank. Carrier may require passengers to present personal information, including a driver's license, passport, or other picture identification, for purposes of complying with Carrier's policy or federal or state law.

          2.4 Subject to the narrow exceptions contained in the last sentence of this Section 2.4, Carrier agrees that neither it nor any of its Agents will accept any cash or other form of payment, with respect to Travel Costs which are included on a Sales Slip. Carrier may offer Cardholders' rate discounts for payments in cash if such discounts comply with the terms and provisions of the federal Truth-In-Lending Act and Regulation Z promulgated pursuant thereto and Carrier may accept partial payment when such payment is made by the purchaser of the Travel Costs at the time of sale in cash or by check or both.

          2.5 Carrier or Agent shall obtain an Authorization for the total value of the Sales Slip in each of the following cases before completing the transaction if:

               (a) the amount of the transaction is equal to or exceeds the Floor Limit;

               (b) Carrier or Agent desires to make presentment of the Sales Slip beyond thirty (30) days from Transaction Date;

               (c) a Card is presented, but Carrier's or Agent's imprinter is not functioning, or for any other reason the Sales Slip cannot be imprinted with the Card;

               (d) the encoded account number on a Card cannot be read from the magnetic stripe;

               (e) the transaction involves an unsigned Card, or a Card that has expired is presented;

               (f) Carrier or Agent believes that the Card may be counterfeit or stolen or that the transaction is in some manner suspicious;

               (g) the account number of the Card is listed on the current Restricted Card List applicable thereto; or

               (h) the current Restricted Card List applicable thereto is not available.

If a transaction involves suspicious or unusual circumstances, the Carrier shall request a "Code 10" Authorization from the Bank.

For mail/telephone order/Internet Transactions/Automated Ticket Machine ("ATM") computer-generated transactions where merchandise is to be shipped or delivered to the Cardholder or the Cardholder's designee, the Authorization is considered valid if the Authorization is obtained within seven calendar days prior to the Transaction Date, and the transaction amount does not exceed the authorized amount plus 15 percent of the authorized amount, and the additional amount represents shipping costs. The shipment date of the merchandise is considered the Transaction Date.

          2.6 In those instances listed in Section 2.5 above, Carrier or Agent will contact an Authorization center to obtain Authorization in accordance with the standard Card Association Operating Regulations, as applicable, before completing the transaction. The Carrier or Agent will type or print legibly the Authorization approval code on the Sales Slip. If the encoded account number cannot be read from the magnetic stripe, the Carrier or Agent must, in addition to receiving Authorization as in Section 2.5(d) above, complete the transaction using a manual imprinter.

          2.7 In those instances listed in Sections 2.5 (g) and (h), if the Carrier or Agent is instructed by the Authorization center to recover the Card, the Carrier or such Agent in such circumstance shall exert reasonable, peaceful means to obtain possession of the Card, and handle the card according to Sections 2.14 and 4.4. In the instance listed in Section 2.5(d), the Carrier or Agent must advise the Authorization center of the specific reason(s) Authorization is requested.

          2.8 Neither Carrier nor any Agent shall make any Card sale to any customer in any of the following circumstances (with the exception of ticket by mail or telephone pursuant to Section 2.10 and ticket by automated machine pursuant to Section 2.11 or purchase through Internet Transactions): (a) a Card is not presented at the time of sale; (b) the signature on the Sales Slip does not appear to correspond to the signature appearing in the signature panel on the reverse side of the Card, or the Cardholder does not resemble the person depicted in any picture which appears on the Card; (c) the signature panel on the Card is blank; or (d) the total sale exceeds the Floor Limit, unless Carrier obtains Authorization pursuant to Section 2.5. Any Carrier or Agent completing a transaction under the conditions in this paragraph shall be responsible for such Sales Slip or Credit Slip regardless of any Authorization.

               (a) If the signature panel of the Card is blank, in addition to requesting Authorization, the Carrier or Agent must do the following: review positive identification to determine that the user is the Cardholder; indicate such positive identification (including any serial number and expiration date) on the Sales Slip; and require the Cardholder to sign the signature panel of the Card prior to completing the transaction.

               (b) If a Cardholder presents a Card that bears an embossed "valid from" date and the Transaction Date is prior to the "valid from" date, the Carrier or Agent shall not complete the transaction. A card embossed with a "valid from" date in month/year format shall be considered valid on the first day of the embossed month and year. A card embossed with a "valid from" date in month/day/year format is considered valid on the embossed date.

          2.9 Each Card sale shall be evidenced by a Sales Slip. Each Sales Slip shall be imprinted with the Card except if imprinter is not available, and except as provided in Section 2.5(c) (if Authorization is obtained) and Sections
2.10 and 2.11. If an imprinter is not available, the information on the Card and merchant plate shall be reproduced legibly on the Sales Slip in sufficient detail to identify the parties to such sale and the Bank. Such information shall include at least the Cardholder's name and account number and the Carrier's name and place of business. This requirement does not apply to Sales Slips or Credit Slips resulting from transactions involving Magnetic-Stripe-Reading Terminals which produce transaction records.

          The Carrier shall include all items of goods and services purchased in a single transaction in the total amount on a single Sales Slip or transaction record except for individual tickets issued to each passenger, when required by Carrier policy.

          Each Sales Slip shall include on its face: (a) the Authorization code (when such is required); (b) the total amount of the Travel Costs purchased by Cardholder (including any applicable state or federal taxes); (c) Carrier's ticket number or transaction control number; (d) the Transaction Date; (e) the place of issue (City and State); (f) the passenger's name; (g) the origin and destination; (h) the applicable fare basis code; (i) the date of first departure; (j) Cardholder account number; and (k) Carrier's name. Each Sales Slip shall be signed by the Cardholder (except where the sale is made pursuant to a mail order, telephone order, Internet Transaction or ATM transaction), which signature shall appear to be the same as the signature on the Card presented, as determined by Carrier or Agent. The Cardholder shall not be required to sign a Sales Slip until the final transaction amount is known and indicated in the "Total"column.

          The Carrier shall not effect a transaction for only part of the amount due on a single Sales Slip except when the balance of the amount due is paid by the Cardholder at the time of sale in cash, by check, with another card or Card, or any combination thereof.

          If Carrier or Agent honor the Card, the Carrier or Agent honoring the Card will deliver to the customer a true and completed copy of the Sales Slip.

          2.10 Carrier or Agent may enter into Card transactions in accordance with Carrier's or such Agent's ticket by mail, telephone, ATM or Internet Transaction program. In each such case, Carrier or Agent will complete the Sales Slip (in accordance with Section 2.9) and include on the Sales Slip the effective date and expiration date of the Card as obtained from the Cardholder together with words to reflect "mail order" or the letters "MO," or "telephone order," or the letters "TO," or "internet order" or the letters "IO" as appropriate. Carrier or Agent must obtain an Authorization code for ticket by mail, telephone or Internet Card sales. If a Carrier or Agent completes a transaction without imprinting of the Card or using a Magnetic-Stripe- Reading terminal, the Carrier or Agent shall be deemed to warrant the true identity of the Cardholder as the authorized holder of such Card unless the Carrier or Agent has obtained independent evidence of the Cardholder's true identity and has noted such evidence on the applicable Sales Slip.

          2.11 Carrier or Agent may enter into Card transactions in accordance with its Carrier or such Agent's ticket by automated machine program. In each such case, Carrier or Agent will complete the Sales Slip (in accordance with Section 2.9). Carrier or Agent must obtain an Authorization code for ticket by automated machine Card sales. Such transaction records must include at least the following information: (a) the Account Number; (b) the Carrier or Agent's name;
(c) the automated machine's Location Code or city and state; (d) the amount of the transaction; and (e) the Transaction Date.

          2.12 Carrier or Agent may use Magnetic-Stripe-Reading Terminals to obtain Authorization and to capture Sales Slip data to submit to a Card Association by reading data encoded on either tracks 1 or 2 on the magnetic stripe of Cards in accordance with Operating Regulations. The Magnetic-Stripe-Reading Terminals are prohibited from printing or displaying more information than that which is normally embossed on the front of the Card.

               (a) Whenever the embossed account number is not the same as the encoded account number, the Carrier or Agent is required to (i) decline the transaction, (ii) attempt to retain the Card by reasonable and peaceful means, (iii) note the physical description of the Cardholder, (iv) notify the Bank, and (v) handle any recovered Card in accordance with the procedures specified in Sections 2.14 and 4.4. The Carrier or Agent, as applicable, must notify the Bank, indicated by both the embossed and encoded account numbers, of the incident.

               (b) Whenever the encoded account number cannot be read from the magnetic stripe, the Carrier or Agent must follow normal Authorization procedures and complete the transaction using a manual imprinter.

               (c) When the embossed account number is the same as the encoded account number, the Carrier must follow normal Authorization procedures as described in this Section 2.

          2.13 Neither Carrier nor any Agent may make a cash disbursement to any Cardholder. A Carrier or Agent may not accept Cards for the purchase of scrip.

          2.14 Carrier or Agent shall use its best efforts to retain a Card by reasonable and peaceful means if (a) Carrier is requested by the Bank, an authorization center or a Card Issuer to retrieve a Card; (b) if the four printed digits above the embossed account number on a Card do not match the first four embossed digits; or (c) if Carrier has reasonable grounds to believe a Card is counterfeit, fraudulent or stolen. The Carrier or Agent shall immediately notify the Bank that the Card has been retrieved, and return the Card pursuant to Section 4.4.

    3.  CONFIDENTIAL INFORMATION

          3.1 Carrier and Agent shall treat all information relating to any Card, including, without limitation, Cardholder name and identification information and account number information in any form, imprinted Sales Slips, carbon copies of imprinted Sales Slips, mailing lists, tapes, or other media, obtained by reason of any Card transaction or otherwise ("Cardholder Account Information"), as confidential information belonging to the Bank and shall protect such materials from disclosure to any third person, except as expressly permitted herein. Carrier shall not, without the consent of the Cardholder, sell, purchase, provide or exchange Cardholder Account Information to or with any third person, other than

               (a) Carrier's agents, employees and representatives, network providers or Card processors, for the purpose of assisting Carrier in completing the Card transaction;

               (b) the Bank;

               (c) the applicable Card Association or Card Issuer in compliance with this Agreement or other applicable error resolution procedures; or

               (d) in accordance with applicable law.

          3.2 Carrier shall treat this Agreement and any and all related Operating Regulations as confidential information belonging to Bank and shall protect such materials from disclosures to any third person, except as expressly permitted herein.

   4. RESTRICTED CARD LIST

          4.1 Upon Carrier's request, Bank will send or cause to be sent Restricted Card Lists to Carrier, which lists shall be on magnetic tape. Carrier may designate an agent or processor to receive the magnetic tape Restricted Card List; provided, that, Carrier first obtains Bank's consent, which will not be unreasonably withheld, and provided, further, that Carrier observes Bank's instructions regarding the timing of the transfer from Carrier's receipt of the magnetic tape to its agent's receipt. Carrier shall immediately upon receipt of such Restricted Card List enter this information into its system. Carrier's ticketing locations which use the system will be deemed to have notice of the information contained on the second business day following Carrier's (or such other agent as Carrier shall designate in accordance with this Section 4.1) receipt of such tape.

          4.2 Carrier and its Agents will be deemed to be on notice of information contained on the Restricted Card Lists consistent with Section 4.1 above and shall cooperate with Bank in using reasonable methods to recover Cards listed on the Restricted Card List.

          4.3 Bank will indemnify and make whole Carrier or any Agent for all losses, including costs and expenses, suffered or incurred by Carrier or such Agent, which directly arise from Carrier or such Agent strictly following Bank's or Bank's agent's instruction and otherwise acting in a reasonable manner to effect repossession of any Card which appears on a Restricted Card List.

          4.4 Bank will facilitate the reward process for recovered Cards. Recovered Cards should be sent to: Bank Card Center Attn: Card Recovery

     5.  RETURNED UNUSED TICKETS; CREDIT ADJUSTMENT

          5.1 Carrier will maintain a fair and uniform policy for the return or exchange of tickets for credit adjustments. On the date Carrier accepts the return of unused tickets or otherwise allows an adjustment to the Travel Costs which were the subject of a previous Card sale, Carrier will date and otherwise properly complete a Credit Slip and process it within nine (9) calendar days of the date shown on the Credit Slip or such other period as complies with applicable law. Carrier will tender the Cardholder a copy of the Credit Slip. Upon and after the commencement by or against Carrier of any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy, reorganization, debt arrangement, liquidation or other insolvency law, Bank may, at its option, require as a condition to the processing of any Credit Slips submitted to it by Carrier relating to sales made by Carrier prior to the institution of such proceeding, the entry of an order, in form and substance acceptable to Bank, by the court having the jurisdiction of any such proceeding, authorizing Carrier to issue, and Bank to process, Credit Slips for sales made by Carrier prior to institution of such proceeding.

          5.2 Carrier will make no cash refunds in connection with such credit adjustments, except to the extent it may be required to effect a cash refund pursuant to the involuntary refund requirements of applicable laws, rules, regulations, or tariffs.

          5.3 If a Cardholder disputes the receipt of the proper amount of the cash refund, Carrier shall, within the terms established in Section 8 for Chargebacks, furnish Bank with such documentary evidence of such refund.

          5.4 The submission of a Credit Slip will not impair Bank's right of Chargeback against Carrier in an amount not to exceed the difference between:
(a) the amount of the Sales Slip and; (b) the amount of the Credit Slip submitted by Carrier.

          5.5 A Carrier shall not accept monies from a Cardholder for the purpose of preparing and depositing a credit voucher that will effect a deposit to the Cardholder's account. A Carrier shall not process a credit voucher without having completed a previous purchase transaction with the same Cardholder.

     6. SUBMISSION OF SALES SLIPS AND CREDIT SLIPS

          6.1 Carrier will establish and maintain a Settlement Account which shall be subject to Bank's customary practices and procedures applicable to accounts of that nature and subject to the terms of this Agreement.

          6.2 Carrier or Agent shall not present for processing or entry to any Card Association, directly or indirectly, any Sales Slip or Credit Slip which was not originated as a result of a transaction between the Cardholder and such Carrier or Agent.

          Carrier or Agent may not deposit for entry to any Card Association, directly or indirectly, any Sales Slip or Credit Slip that it knows or should have known to be (i) fraudulent or (ii) not authorized by the Cardholder. With respect to this requirement, the Carrier or Agent shall be responsible for the actions of their respective employees while acting in their employ.

          Neither Carrier nor Agent may present for processing or entry to any Card Association any Sales Slip or Credit Slip representing a transaction which had been previously charged back to Bank and subsequently returned to Carrier. Carrier may, at its option, pursue payment from the customer outside the Card Association system.

          Carrier or Agent shall submit to Bank for processing each Sales Slip and each Credit Slip, no later than twenty (20) calendar days following the date of each such Sales Slip, and nine (9) calendar days following the date of each such Credit Slip (each such date of submission being a "Submission Date"). Permissible time periods shall include the Transaction Date and the receipt date. All Sales Slips and Credit Slips must be submitted to Bank by means of a summary thereof recorded on magnetic tape or electronically transmitted as provided in Sections 6.7 and 7.1. The method of billing for all Sales Slips and Credit Slips processed through ARC must be by electronic transmission, including Electronic Credit Card Billing ("ECCB"), and shall include itinerary records. If Carrier is unable to submit Sales Slips and Credit Slips originating at Carrier's sales locations, including airport locations, ticket-by-mail centers, and other sales locations, by means of a summary recorded on magnetic tape or electronically transmitted as provided in Sections 6.7 and 7.1, Carrier may submit such Sales Slips and Credit Slips to Bank by means of a paper summary and detail thereof to Bank's designated processing center, or by means of a terminal that generates an electronic transmission to Bank's designated terminal processor.

          On each Business Day, commencing on the first Business Day following the Effective Date on which the Deposit (if any) is in the amount required by
Schedule 2 to this Agreement and funds are available for remittance to Carrier, Bank will deposit, via ACH or federal wire transfer, at Bank's discretion, into the Settlement Account, an amount equal to Net Activity; provided, that, Bank was in receipt of incoming transmission and tapes by 5:00 p.m. (Central Time) on the preceding Business Day and such transmission and tapes could be processed. Bank will make a reasonable effort to initiate ARC transmission to meet the 5:00 p.m. (Central Time) requirement.

          With respect to each deposit made by Bank to the Settlement Account, Bank shall send to Carrier a statement (as described in Section 6.5) of Net Activity for the applicable period. Such statement is subject to audit by Bank and prompt adjustment will be made for any inaccuracies discovered.

          At any time that the amount of Net Activity results in an amount due Bank, Bank may, at its option: (a) deduct and retain the amount due Bank from amounts subsequently payable to Carrier under this Agreement by Bank on account of Sales Slips; (b) require an immediate federal wire transfer from Carrier in the amount due; or (c) apply or set off such amount of the Deposit, if any, as is necessary to satisfy Carrier's obligations hereunder. Carrier will pay interest on the amount due Bank for the period unpaid calculated at a per annum rate equal to the Reference Rate.

          Amounts deposited in the Settlement Account or otherwise credited to Carrier (including, without limitation, amounts credited against Carrier's obligations to Bank for fees, costs and expenses hereunder) in respect of any Sales Slip pursuant to this Agreement and Carrier's right to payment of Reserved Funds shall be provisional until the payment made to the Bank by the Card Association in respect of such Sales Slip shall become final (i.e., all rights of Chargeback or other rights of the Cardholder or Card issuer to obtain reimbursement of such payment from Bank shall have expired).

6.3
                  In the event Sales Slips are lost in transit, Bank will use its best efforts to process those Sales Slips which Carrier is able to reconstruct and promptly forward to Bank. Carrier understands and agrees that Bank may Chargeback to Carrier at any time any such reconstructed Sales Slips, if any claim or demand of any type whatsoever is asserted against Bank as a result of the late processing of Sales Slips as determined by Card Association Operating Regulations, as applicable, or as a result of the Bank's inability to satisfy a request for original documentation.

          6.4 Bank will calculate the processing fees on the net Card sales and charge the sum of said fees against the Carrier's account on daily basis. The processing fees shall be as set forth in Schedule 1 attached hereto and incorporated herein.

          6.5 At Carrier's request, Bank will provide Carrier with transaction reports that correspond to Net Activity in a mutually agreed format that will summarize sales, returns (refunds), Chargebacks, processing fees, and adjustments with adequate detail to allow Carrier to perform account reconciliation.

          6.6 At Carrier's option, Travel Costs in U.S. Dollars sold through Agents not doing business in the United States of America with respect to which Carrier's Agents, in compliance with Card Association Operating Regulations, submit Sales Slips and Credit Slips to an institution designated by the airline industry or directly to Carrier for processing and settlement shall be submitted to and purchased by Bank.

          6.7 Carrier shall cause Agents to submit Sales Slips and Credit Slips to Bank by magnetic tape or electronic transmission as provided in Sections 6.2 and 7.1 through the Carrier's accounting office or the appropriate processing center of the area or bank settlement plan of which the Carrier is a member. Carrier or the appropriate processing center, as the case may be, shall submit the Sales Slips and Credit Slips to Bank in accordance with the terms of this Agreement.

          6.8 If Carrier utilizes Electronic Draft Capture services pursuant to this Section 6.8 to transmit Sales Slips and credit vouchers for Card transactions through an electronic terminal, Carrier agrees to utilize such EDC Services in accordance with the Operating Regulations. Carrier may designate a third person as its agent to deliver to the Bank or directly to Card Associations transactions captured at the point of sale by such agent. If Carrier elects to designate such an agent, Carrier must provide the Bank prior written notice of such election. Carrier understands and agrees Bank is responsible to make payment to Carrier for only those transaction amounts delivered by such agent to the Card Associations, less amounts withheld by the Bank pursuant to this Agreement, and Carrier is responsible for any failure by such agent to comply with any Operating Regulations, including without limitation any such failure that results in a Chargeback.

     7.  MAGNETIC TAPE OR ELECTRONIC TRANSMISSION

          7.1 When Sales Slips and Credit Slips are submitted to Bank by means of magnetic tape or electronically, other than Sales Slips and Credit Slips originating from terminals and processed by Bank's terminal processor, such Sales Slips and Credit Slips shall be submitted to Bank by means of a summary of all Travel Costs recorded on machine readable magnetic tape or electronic transmission compatible with the computer system of Bank. Such magnetic tape or electronic transmission shall contain, at a minimum, the information required for each Sales Slip by Section 2.9 and shall be made in accordance with the ARC format or any other format acceptable to Bank in its sole discretion.

          If a magnetic tape or electronic transmission of Travel Costs does not meet the requirements of the Bank approved format, Bank shall use its best efforts to advise Carrier within two (2) business days of receipt of same.

          Any acceptance by Bank of a magnetic tape or electronic transmission of Travel Costs which does not comply with the appropriate format or, if in the appropriate format, does not contain the information in respect to each Travel Cost summarized therein required by the terms of this Agreement, shall not constitute a waiver of, or preclude Bank from exercising, the right of Chargeback. 7.2 Carrier shall retain, or cause to be retained, all original Sales Slips and Credit Slips and other documentation necessary for Bank to satisfy applicable Card Association Operating Regulations ("Retained Documents") relating to those transactions transmitted to Bank directly by Carrier for at least two (2) years from the Transaction Date of each such Sales Slip or Credit Slip. Promptly upon Carrier's receipt of Bank's request for the same, Carrier shall deliver to Bank, a copy, or the original if specifically requested by Bank, of the requested document, but in no event later than fourteen (14) calendar days following Carrier's receipt of Bank's request. In the event that any Retained Documents are in the possession of ARC or any other settlement plan, Carrier shall cause ARC or such other settlement plan to deliver to Bank all such settlement plan Retained Documents on microfilm acceptable to Bank.

          Notwithstanding the foregoing, either Carrier or Bank may elect to retain Retained Documents for no more than 180 days provided such party retains a microfilmed or microfiched copy of such documents for at least two (2) years from the Transaction Date of each such Sales Slip and Credit Slip.

     8. CHARGEBACKS

          8.1 Bank is not obligated to accept any Sales Slip which does not comply in every respect with the terms and conditions of the Agreement, or which does not comply in all respects with the applicable Operating Regulations.

          8.2 Carrier agrees to pay Bank the amount of each Chargeback and, in the case of amounts that have not been paid to Carrier, acknowledges that Bank has no obligation to pay to Carrier amounts attributable to Chargebacks. Bank may deduct and retain any amount due to Bank from Carrier on account of Chargebacks from amounts otherwise payable to Carrier under this Agreement. The provisions of Section 6.2 with respect to payment of Carrier's obligations to Bank will apply in the event the amount of Net Activity results in an amount due Bank. Chargeback timeframes will be followed according to the Card Association Operating Regulations, as applicable.

          8.3 Bank will perform a credit match verification for Chargebacks for which credit has not been received for purposes of determining if a credit (refund) has already been processed. Bank will promptly update credit files and maintain historical credit data for six (6) months from the processing date of each Credit Slip.

          9. WARRANTIES AND REPRESENTATIONS

          Carrier represents and warrants to Bank that:

          9.1 Carrier has full and complete power and authority to enter into and perform under this Agreement and has obtained, and there remain in effect, all necessary licenses, resolutions and filings which are necessary for Carrier to perform its obligations under this Agreement.

          9.2 Carrier's sales transactions and credit refund procedures comply in all material respects with all applicable laws and regulations of any governmental authority which are pertinent to such Card sales or refunds.

          9.3 Carrier's execution and performance of this Agreement will not violate any provision of Carrier's Articles of Incorporation and bylaws, or any indenture, contract, agreement or instrument to which it is a party or by which it is bound and this Agreement constitutes the legal, valid and binding obligation of Carrier, enforceable in accordance with its terms.

          9.4 Carrier is duly organized and in good standing under laws of the state specified in the first paragraph of this Agreement and is qualified to do business in each state where the nature of its activities or the character of its properties makes such qualification necessary or desirable and the failure to so qualify would have a material adverse effect on the assets or operations of a carrier.

          9.5 Carrier's audited financial statements and its unaudited financial statements, as heretofore furnished to Bank, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with those of the preceding year, and fairly present the financial condition of Carrier as of such date and the result of its operations and the changes in financial position for the period then ended. There have been no material adverse changes in the condition or operations, financial or otherwise, of Carrier since the date of the unaudited financial statements furnished to Bank prior to the execution of this Agreement, except as previously disclosed to Bank in writing. Neither the financial statements described herein nor any other certificate, written statement, budget, exhibit or report, including without limitation, information and reports relating to Card sales for Travel Costs, furnished by on behalf of Carrier in connection with or pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make statements contained therein not misleading. Certificates or statements furnished by or on behalf of Carrier to Bank consisting of projections or forecasts of future results or events have been prepared in good faith and based on good faith estimates and assumptions of the management of Carrier and Carrier has no reason to believe that such projections or forecasts are not reasonable. All factual information hereafter furnished to Bank by Carrier or its agents will be true and accurate in all material respects on the date as of which such information is dated or certified and no such information will contain any material misstatement of fact or will omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

          9.6 There is no action, suit or proceeding at law or equity, or before or by any federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending or to the knowledge of Carrier, threatened against Carrier or any of its property which, if determined adversely to Carrier would materially adversely affect the present or prospective financial condition of Carrier or affect its ability to perform hereunder and Carrier is not in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any court or federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign where the effect of such default would materially adversely affect the present or prospective financial condition of Carrier.

          9.7 Carrier is in compliance with its agreement with ARC and is entitled to all the benefits and rights afforded to Carrier under such agreement, which benefits and rights are substantially the same as those afforded to other carriers by ARC.

          9.8 Carrier has reviewed and assessed its business operations and computer systems with respect to the "year 2000 problem" (that is, that computer applications and equipment used by Carrier directly, or indirectly through third parties, may be unable to properly perform date-sensitive functions before, during and after January 1, 2000). Based on that review and assessment, Carrier reasonably believes that the year 2000 problem will not result in a material adverse change in Carrier's business condition (financial or otherwise), operations, prospects or ability to perform under this Agreement. This representation will be a continuing representation for the remainder of the term of this Agreement. Carrier agrees to take all actions reasonably necessary to ensure that this representation remains true, and Carrier agrees to promptly notify Bank if, at any time during the term of this Agreement, Carrier becomes aware of facts or circumstances such that this representation has become or may become untrue or its obligation under this Section 9.8 has been or may be breached. Carrier will promptly deliver to Bank such information relating to this representation and its obligation under this Section 9.8 as Bank requests from time to time, including, without limitation, any information pertaining to the aforementioned review and assessment.

     10. SERVICE MARKS AND TRADEMARKS

          10.1 Bank shall not display nor show the trademarks, service marks, logos, or company names of Carrier in promotion, advertising, press releases, or otherwise without first having obtained Carrier's written consent.

          10.2 Upon the prior written consent of Bank, Carrier may utilize trademark and service marks of a Card Association in its own promotional and advertising materials to state that Carrier will honor the Cards, subject to restrictions as to the colors, sizes and designs of such marks and such other restrictions as contained in materials supplied to Carrier by Bank.

          10.3 Carrier and Bank acknowledge that neither party will acquire any right, title or interest in or to the other party's trademarks, service marks, logos or company names and such properties shall remain the exclusive property of the respective parties or their affiliates. Upon termination of this Agreement, the parties hereto will discontinue all reference to and/or display of the other party's trademarks, service marks, logos and company names.

     11. AUDIT

          During the term hereof and for one year thereafter, Carrier and Bank shall have the right at reasonable times and upon reasonable notice to audit, copy or make extracts of the records of the other pertaining to the transactions between or among them under this Agreement to determine the accuracy of the amounts which have been or are to be paid, refunded or credited by one party to the other in accordance with the provisions hereof.

     12. DISPUTES WITH CARDHOLDERS

          12.1 Carrier will handle all claims or complaints by a Cardholder with regard to Travel Costs.

          12.2 Any dispute between Carrier and Cardholder arising out of the common carrier passenger relationship shall be settled directly by Carrier without liability, cost, or loss to Bank.

     13. ASSIGNMENT; DELEGATION OF DUTIES

          This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto. Consent of Carrier shall not be required as to an assignment by Bank to any subsidiary, affiliate or parent of Bank or any successor to Bank by reason of merger or consolidation. Neither party shall make any other assignments of this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld. Bank, in its sole discretion, without prior notice to Carrier(s), may designate and authorize any affiliate(s) of Bank to take any action required or allowed by Bank hereunder and in such case such affiliate(s) shall be entitled to the rights and benefits of Bank hereunder. Notwithstanding any such designation and authorization, Bank shall remain liable for any breach or failure to perform hereunder by any such affiliate(s) of Bank.

     14. INDEMNIFICATION

          Carrier shall indemnify and hold Bank harmless from and against any and all claims, loss, liability, cost, damage, and expense on account of or arising out of claims or complaints by a Cardholder with regard to Travel Costs and any and all disputes between Carrier and any Cardholder arising out of the common carrier passenger relationship and on account of or arising out of any settlement, litigation, arbitration, governmental inquiry or other proceeding pertaining or alleged to pertain thereto.

          Bank will promptly notify Carrier of any such claim and allow Carrier the right to assume the defense of any such claim; provided, that, counsel retained by Carrier shall be reasonably acceptable to Bank. Bank will not settle any such claim without Carrier's written consent. Nothing herein shall limit Bank's right of Chargeback as defined in Section 8 of this Agreement.

          Bank shall indemnify and hold Carrier harmless from and against any and all claims, loss, liability, cost, damage and expense on account of or arising out of any claims, complaints, disputes, settlement, litigation, arbitration, governmental inquiry or other proceeding alleging or arising from Bank's willful misconduct or grossly negligent acts or omissions. Carrier will promptly notify Bank of any such claim and allow Bank the right to assume the defense of any such claim; provided, that, counsel retained by Bank shall be reasonably satisfactory to Carrier. Carrier will not settle any such claim without Bank's written consent. Any other provisions contained herein to the contrary notwithstanding, it is hereby agreed that the indemnity provisions set forth in this Section 14 shall survive termination of this Agreement and remain in effect with respect to any occurrence or claim arising out of or in connection with this Agreement.

     15. TERMINATION AND WAIVER

          If either party shall commit a material default in the performance of its obligations under this Agreement and shall fail or refuse to remedy or commence to remedy such material default within fifteen (15) calendar days after receipt of written notice specifying the nature of such default, the other party may terminate this Agreement on twenty-four (24) hours written notice after such fifteen (15) day period; provided, that, Bank shall have no obligation to notify Carrier prior to any termination based upon any of (a) commencement, whether by or against Carrier, of any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy, reorganization, debt arrangement, liquidation or other insolvency law, (b) violation by Carrier of Bank's rights pursuant to
Section 22 of this Agreement or (c) any modification of Carrier's rights or benefits under any agreement with ARC that would materially adversely affect the present or prospective financial condition of Carrier or impair its ability to perform hereunder or any suspension or termination of any agreement with ARC or of any of Carrier's rights or benefits thereunder. In the event of termination by Bank, Carrier shall give appropriate notice to its Agents.

          Material defaults shall include, without limitation, (i) any of the events described in clauses (a) through (c) in the first paragraph of this
Section 15, (ii) the imposition, or an attempted imposition, of a lien in favor of any party other than Bank, whether voluntary or involuntary, on the Deposit or any portion thereof or any property of Carrier subject to the lien or security interest of Bank and the imposition of any freeze on any property of Carrier subject to the lien or security interest of Bank, (iii) failure by Carrier to maintain all licenses, permits and certificates necessary for it to conduct flight operations.

          No termination of this Agreement (whether under this Section 15 or any other provision of this Agreement) shall affect the rights or obligations of either party which may have arisen or accrued prior to such termination.

          No waiver of any provision hereunder shall be binding unless such waiver shall be in writing and signed by the party alleged to have waived such provisions.

     16. NOTICES

          All notices permitted or required by this Agreement shall be in writing and shall be deemed given when received and may be sent by certified mail, courier, overnight delivery or telecopy and shall be addressed as set forth below:

          TO BANK:                  U.S. Bank National Association
                                    Merchant Payment Services
                                    1010 South Seventh Street
                                    Minneapolis, Minnesota 55415

          ATTENTION:                Vice President, Merchant Payment Services
                                    Telecopy: (612) 973-8525

          TO CARRIER:               Hawaiian Airlines, Inc.
                                    3375 Koapaka Street
                                    Honolulu, Hawaii 96819

          ATTENTION:                Vice President/Controller
                                    Telecopy: (808) 835-3694

The above addresses and addressees may be changed by giving notice of such change in the manner provided herein for giving notice. Until such written notice is received, the last addresses and addressees herein shall be deemed to continue in effect for all purposes.

     17. GOVERNING LAW

          This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Minnesota. Both parties shall abide by all applicable federal, state and local laws, ordinances and regulations.

     18. RULES AND REGULATIONS

          Carrier acknowledges that the respective systems of the Card Associations are governed by their respective Operating Regulations and that all transactions hereunder are subject to such Operating Regulations. Carrier further acknowledges that Bank has entered into this Agreement in reliance upon the applicability of the Operating Regulations of applicable Card Associations to the transactions hereunder.

     19.  REIMBURSEMENT BY CARRIER

          Carrier will reimburse Bank for any fees, charges, fines, assessments, penalties, and Chargebacks that Bank may be required to pay, incur, or purchase from a Card Association with regard to any transaction processed by Bank from Carrier; provided, that, Carrier shall have no obligation for any such amount incurred through the willful misconduct or grossly negligent acts or omissions of Bank. Without limiting the generality of the foregoing, Carrier will reimburse Bank for transactions required to be paid or repurchased by Bank by virtue of Card Association Operating Regulations as such Operating Regulations may be applied by the applicable Card Associations. Any losses suffered by Bank on account of delay by Bank in processing Chargebacks shall be reimbursed by Carrier with respect to Chargebacks processed by Bank subsequent to cessation or substantial curtailment of flight operations of Carrier.

          Bank shall have the right to deduct the amount of any reimbursement hereunder from any payment otherwise due from Bank to Carrier. If Bank is unable to so collect such amount, Carrier shall pay Bank, on demand, the full amount or any uncollected part thereof. Bank, at its option, may apply such portion of the Deposit, if any, to the extent necessary to satisfy Carrier's obligations hereunder. It shall then be the responsibility of Carrier to recover the amount involved or otherwise resolve the cause of the reimbursement. Without limiting the foregoing, Carrier acknowledges that Reserved Funds are funds provisionally credited to Bank pursuant to the Card Association Operating Regulations, subject to Chargeback as provided therein, and that pursuant to Section 3 of Schedule 2 hereto such funds will not be credited (provisionally or otherwise) to Carrier but will be held by Bank subject to subsequent credit as provided in Schedule 2 and are subject to Chargeback in accordance with the Card Association Operating Regulations as such Operating Regulations may be applied by the applicable Card Association.

          20. COST AND EXPENSES

          Carrier shall reimburse Bank for all costs and expenses, including reasonable attorney's fees and expenses, paid or incurred by Bank in connection with the negotiation and preparation of this Agreement and with the enforcement and preservation of Bank's rights hereunder. Carrier further agrees that Carrier shall reimburse Bank for all costs and expenses incurred by Bank related to cessation of all or a material part of Carrier's business as currently conducted, or the commencement and actual liquidation of Carrier and its assets, whether under Chapter 11 or Chapter 7 of the Federal Bankruptcy Code or under other applicable law, or pursuant to a sale of substantially all of the assets of Carrier or otherwise, in the aggregate amount of such costs and expenses. Reimbursable costs and expenses shall include, without limitation, any amounts paid to other carriers by Bank to induce such carriers to accept tickets issued by Carrier. All costs and expenses to be paid by Carrier hereunder shall be payable on demand and are secured by the Deposit and all collateral of Bank hereunder. Bank, at its option, may deduct the amounts owed to it from any amount otherwise due Carrier from Bank or, with concurrent notice to Carrier, apply or set off such portion of the Deposit, if any, in the amount necessary to satisfy Carrier's obligations hereunder.

     21. ENTIRETY

          This Agreement, including Schedules 1 and 2 attached hereto and hereby made part hereof, shall constitute the entire understanding and agreement between the parties with respect to the subject matter herein contained, and there are no other agreements, representations, warranties or understanding, oral or written, expressed or implied, that are not merged herein and superseded hereby. This Agreement shall not be amended, supplemented, modified or changed in any manner, except in writing, signed by the parties hereto and attached to this Agreement.

     22. EXCLUSIVITY

          Bank does and will retain the exclusive right to process all Card sales transacted by Carrier within the fifty States of the United States of America. Bank will also accept all U.S. dollar-denominated Card sales submitted by Carrier from other geographical locations that are in compliance with Card Association Operating Regulations.

          Submissions and payment from any location must be handled in compliance with all applicable government laws, rules and regulations.

     23. TERM

          The Agreement shall continue for an initial term of two (2) years and shall automatically renew for successive terms of one (1) year thereafter; provided, however, that at any time during the term hereof Bank may terminate this Agreement, with or without cause, upon sixty (60) days prior written notice to Carrier, and provided further that this Agreement shall not renew if Carrier provides written notice to Bank no later than ninety (90) days prior to the then current term of its determination to terminate this Agreement, in which case this Agreement shall terminate on the scheduled date of expiration.

     24. ASSISTANCE

          Bank or Carrier shall not unreasonably withhold any documentation required by Carrier or Bank in connection with the defense of any claim asserted in connection with this Agreement.

          Bank will provide Cardholder's name and address for each Chargeback when it is included in the Cardholder's documentation received by Bank.

     25. REPORTING

          Until any obligation of Bank to perform hereunder shall have expired or been terminated and all obligations of Carrier to Bank hereunder shall have been satisfied, Carrier shall furnish to Bank the following reports, notices and financial statements, which shall be stated in U.S. Dollars and shall be in
English:

          25.1 As soon as available and in any event within 90 days after the end of each fiscal year of Carrier, the consolidated financial statements of Carrier and its subsidiaries, if any, consisting of at least statements of income, cash flow and changes in stockholders' equity, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit and stating Carrier's unrestricted cash (including cash equivalents) balance, certified without qualification by independent certified public accountants of recognized standing selected by Carrier and acceptable to Bank, together with consolidating statements, any management letters, management reports or other supplementary comments or reports to Carrier or its board of directors furnished by such accountants.

          25.2 At the request of Bank, as soon as available and in any event within 30 days after the end of each fiscal month, consolidated statements of income, cash flow and changes in stockholders' equity for Carrier and its subsidiaries if any, for such month and for the period from the beginning of such fiscal year to the end of such month, and a consolidated balance sheet of Carrier and its subsidiaries, if any, as at the end of such month, setting forth in comparative form figures for the corresponding period for the preceding fiscal year and stating Carrier's unrestricted cash (including cash equivalents) balance, accompanied by consolidating statements for such period and a certificate signed by the chief financial officer of the Carrier (a) stating that such financial statements present fairly the financial condition of Carrier and its subsidiaries and that the same have been prepared in accordance with generally accepted accounting principles and (b) certifying as to Carrier's compliance with all statutes and regulations applicable to Carrier, except noncompliance that could not reasonably be expected to have a material adverse effect on the financial condition or business operations of Carrier.

          25.3 Promptly upon the mailing or filing thereof, copies of all financial statements and financial reports that Carrier sends to any of its security holders or files with any government agency and, promptly upon the request of Bank, copies of such other reports as Carrier may file with any government agency.

          25.4 Immediately upon any officer of Carrier becoming aware of any material default by Carrier under this Agreement, a notice from Carrier describing the nature thereof and what action Carrier proposes to take with respect thereto.

          25.5 Immediately upon any officer of Carrier becoming aware of the same, notice of any pending or threatened action, suit or proceeding at law or equity, or before or by any federal, state local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, against Carrier or any of its property which, if determined adversely to Carrier would materially adversely affect the present or prospective financial condition of Carrier or affect its ability to perform hereunder.

          25.6 Immediately upon (a) termination or suspension of any agreement, or any of Carrier's rights or benefits thereunder, that Carrier has with ARC,
(b) modification of any agreement with ARC that would materially adversely affect the present or prospective financial condition of Carrier or impair its ability to perform hereunder or (c) receipt by Carrier of notice from ARC of ARC's intention to terminate, suspend or modify agreement with Carrier, a notice from Carrier of such termination, modification or receipt of notice and such information with respect to the same as Bank may request. Such notice shall be provided whether Carrier is a party to an agreement with ARC on the Effective Date or thereafter becomes party to an agreement with ARC.

          25.7 Immediately upon the commencement, whether by or against Carrier, of any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy, reorganization, debt arrangement, liquidation or other insolvency law, notice of such commencement.

          25.8 Immediately upon the failure to pay, whether by acceleration or otherwise, any payment obligation of the Carrier pursuant to any aircraft lease, notice of such failure and information concerning the amount of the obligation and the actual or likely consequences of such failure.

          25.9 Immediately upon the reduction by the Carrier of greater than fifteen percent (15%) of its scheduled flights during any consecutive five-day period, notice of such reduction.

          25.10 Immediately upon the merger or consolidation of the Carrier, or entry by the Carrier into any analogous reorganization or transaction, with any other corporation, company or other entity or the sale, transfer, lease or other conveyance of all or any substantial part of the Carrier's assets, notice of such event, including a description of the parties involved and the structure of the reorganization or transaction.

          25.11 Such other information with respect to the financial condition and operations of Carrier as Bank may reasonably request.

     26. GENERAL

          No failure or delay on the part of Bank or Carrier in exercising any power or right under the Agreement shall operate as a waiver of such power or right.

          In the event of a conflict between Bank's normal rules and the terms of this Agreement, the terms of this Agreement shall control.

          Section headings are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

          Nothing in this Agreement or in the course of conduct between the parties shall be construed as creating a principal and agent partnership or joint-venture relationship between the parties hereto.

     27. REMEDIES CUMULATIVE

          All remedies, rights, powers, and privileges, either under this Agreement or by law or otherwise afforded to Bank, shall be cumulative and not exclusive of any other such remedies, rights, powers and privileges. The Bank may exercise all such remedies in any order of priority.

     28. CONFIDENTIALITY

          Carrier covenants and agrees that Schedules 1 and 2 hereto (the "Confidential Schedules") shall be maintained in confidence and not disclosed by Carrier or Carrier's representatives, officers, agents or employees without Bank's prior written consent unless required to be disclosed pursuant to judicial order or applicable law. The Confidential Schedules shall not be utilized for any purpose other than performance by Carrier under this Agreement. In the event that Carrier determines that it is required to disclose the Confidential Schedules, or any of them, whether pursuant to a judicial order or to applicable law, Carrier agrees to provide Bank with ten (10) days prior written notice (or such shorter prior notice as shall be reasonable in the circumstances) of such determination and the basis for such determination prior to making disclosure so that Bank may consider whether to seek an appropriate protective order and/or to waive compliance with the requirements of this
Section 28.

     29. CONSENT TO JURISDICTION

          Carrier agrees that any legal action or proceeding arising out of or in connection with this Agreement may be brought in the courts of the State of Minnesota or the courts of the United States of America in the State of Minnesota, and hereby irrevocably submits to the non-exclusive jurisdiction of each such court and hereby irrevocably appoints CT Corporation System Inc. presently located at 405 Second Avenue South, Minneapolis, Minnesota 55401 as its authorized agent for service of process in such courts, and service in such manner shall be deemed to be good and valid service on Carrier. The submission to such jurisdictions shall not (and shall not be construed as to) limit the right of Bank to take proceedings against Carrier in whatsoever jurisdictions shall to it seem fit nor shall the initiating of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction.

          In addition, Carrier hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any District Court of the State of Minnesota, or the United States District Court for the District of Minnesota, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and attested to by their duly authorized officers as of the day and year written.

CARRIER:

HAWAIIAN AIRLINES, INC.

By (Print Name):
                 --------------------------------------
Signature:
                 --------------------------------------
Title:
                 --------------------------------------
Date:
                 --------------------------------------



BANK:

U.S. BANK NATIONAL ASSOCIATION

By (Print Name):
                 --------------------------------------
Signature:
                 --------------------------------------
Title:
                 --------------------------------------
Date:
                 --------------------------------------

                                   SCHEDULES

                         1 - PROCESSING FEES [REDACTED]

                        2 - DEPOSIT - CARRIER [REDACTED]